Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

AUGUST 30, 2011		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Fourth Quarter Net Sales Up 26.5%; Annual Net Sales in 2011 Exceed Prior Year

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereo headphone company, has reported its fiscal year end and fourth quarter earnings for the period ended June 30, 2011.

Net sales for the fourth quarter increased by 26.5% to $10,265,532 compared to $8,113,392 in 2010.  Net income for the fourth quarter was $1,787,397 compared with a loss of $423,450 for the same quarter last year. Income per share was $0.24 for the fourth quarter compared to a loss per share of $0.05 one year ago.

“We were extremely pleased to complete fiscal year 2011 with a solid increase in net sales,” Michael J. Koss, President and CEO, said here today.  “Export sales continued to be strong throughout the year.  We hope that our new product and marketing initiatives for fiscal year 2012 will help the Company overcome much of the worldwide economic uncertainty.”

Sales for the year ended June 30, 2011 were $41,518,135 which was 2.3% higher than last year’s $40,598,722.  Net income for the year increased to $4,373,331 compared with a loss in 2010 of $3,572,225.  Income per share was $0.59 for the year ended June 30, 2011 compared to a loss per share of $0.48 one year ago.  Fiscal year 2011 included $826,183 of proceeds for insurance and other recoveries that exceeded the costs for legal fees related to previously reported unauthorized transactions.  Fiscal year 2010 included $10,286,988 of unauthorized transactions that occurred from July 2009 through December 2009.  In addition, the Company in fiscal year 2010 incurred $1,666,986 of net charges for legal fees as well as other professional fees offset by insurance proceeds related to the unauthorized transactions.

The Company will pay a dividend of $0.06 cents per share on October 14, 2011, to shareholders of record on September 30, 2011.

Koss Corporation markets a complete line of high-fidelity stereo headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Twelve Months
Period Ended June 30,	2011	2010	2011	2010

Net sales	$10,265,532	$8,113,392	$41,518,135	$40,598,722
Cost of goods sold	6,374,942	5,116,607	24,661,503	23,730,311
Gross profit	3,890,590	2,996,785	16,856,632	16,868,411
Operating Expenses:
Selling, general and administrative expense	3,032,534	2,269,250	11,431,497	9,870,204
Unauthorized transactions	—	—	—	10,286,988
Unauthorized transaction related costs and (recoveries), net	(920,823)	1,116,439	(826,183)	1,666,986
Total Operating Expenses	2,111,711	3,385,689	10,605,314	21,824,178
Income (loss) from operations	1,778,879	(388,904)	6,251,318	(4,955,767)
Other Income (Expense)
Interest income	(2)	228	13,214	263
Interest (expense) income, net	374,152	(119,531)	52,419	(429,138)
Total Other Income (Expense), net	374,150	(119,303)	65,633	(428,875)
Income (loss) before income tax provision (benefit)	2,153,029	(508,207)	6,316,951	(5,384,642)
Income tax provision (benefit)	365,632	(84,757)	1,943,620	(1,812,417)
Net income (loss)	$1,787,397	$(423,450)	$4,373,331	$(3,572,225)
Earnings (loss) per common share:
Basic	$0.24	$(0.05)	$0.59	$(0.48)
Diluted	$0.24	$(0.05)	$0.59	$(0.48)
Dividends per common share	$0.06	$0.06	$0.24	$0.245

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